Exhibit 10.3

SUPERIOR GROUP OF COMPANIES, INC.

STOCK APPRECIATION RIGHTS AGREEMENT

THIS AGREEMENT, by Superior Group of Companies, Inc., a Florida corporation (the “Company”), and (NAME), an employee of the Company or an Affiliate (the “Participant”), sets forth the terms and conditions of the Stock Appreciation Rights (“SAR”) granted to the Participant under the Superior Group of Companies, Inc. 2013 Incentive Stock and Awards Plan (the “Plan”).

1.            Grant of SAR. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has awarded to Participant an SAR with respect to the Common Stock of the Company, subject to the terms and conditions of this Agreement and the Plan.

2.            General Terms of Participant’s SAR.

The number of Shares subject to this SAR (the “SAR Shares”) is:

The “Exercise Price” of each SAR Share is: $_____ per share, which may not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Grant Date.

The “Grant Date” of this SAR is: ___________

The “Expiration Date” of Participant’s right to exercise a SAR Share is 5:00 p.m. (Eastern Time) on the fifth (5th) anniversary of the Grant Date. However, Participant’s right to exercise this SAR may terminate before the Expiration Date as discussed in Section 4 of this Agreement.

3.            Conditions of Exercise.

a.

Conditions of Exercise. Subject to the provisions of the Plan and this Agreement, Participant may exercise the SAR only after the SAR Shares are vested, and only before the Expiration Date or the termination date described in Section 4 of this Agreement.

b.	Vesting of SAR. Subject to the termination provisions of paragraph 4, the Participant's SAR Shares vest upon ___________.

4.           Termination of Employment. The following paragraphs apply in the event of Participant’s termination of employment from the Company or an Affiliate prior to the Expiration Date. In no event, however, will the periods described in this Section 4 extend the term of the SAR beyond its Expiration Date or beyond the date the SAR is otherwise cancelled pursuant to the terms of the Plan.

a.

Retirement, Death or Disability. If Participant: (i) dies while employed by the Company or an Affiliate or within the period when an SAR could have otherwise been exercised by Participant; (ii) terminates his or her employment with the Company or an Affiliate by reason of “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code); or (iii) terminates his or her employment with the Company or an Affiliate as a result of Participant’s retirement, provided that the Company or Affiliate has consented in writing to Participant’s retirement, then, in each such case, Participant, or Participant’s duly authorized representatives, shall have the right, at any time within three (3) months after Participant’s death, disability or retirement, as the case may be, and prior to the termination of the SAR pursuant to Section 3 above, to exercise any SAR to the extent such SAR was exercisable by Participant immediately prior to Participant’s death, disability or retirement. In the discretion of the Committee, the three-month period referenced in the immediately preceding sentence may be extended for a period of up to one year.

b.

Termination of Employment. During Participant’s life, an SAR shall be exercisable only by Participant and only before the date of the termination of the Participant’s employment with the Company or an Affiliate, other than by reason of Participant’s death, permanent disability or retirement with the consent of the Company or an Affiliate as provided in Section 4(a) above, but only if and to the extent the SAR was exercisable immediately prior to such termination, and subject to the provisions of Section 4(c) below.

c.	Limitations on Exercise of SAR. In no event may the SAR be exercised, in whole or in part, after five (5) years following the Grant Date.

5.           Exercise of SAR. Participant may exercise the SAR, to the extent the SAR Shares are vested, by delivering written notice to the Secretary of the Company, in the form for such purpose promulgated by the Company, specifying the whole number of vested SAR Shares to which the notice relates.

Upon delivery of the notice of exercise, Participant will be entitled to a payment from the Company of an amount equal to the number of SAR Shares specified in the notice multiplied by: (a) the Fair Market Value of a share of Common Stock (determined as of the date the Company receives Participant’s notice of exercise form), reduced by (b) the Exercise Price for an SAR Share.

Payment will be made as soon as practicable after the Company processes Participant’s exercise. Payment will be made in shares of Common Stock having a Fair Market Value (determined as of the date the Company receives Participant’s notice of exercise form) equal to the amount of the payment due. Any fractional shares will be paid in cash. Participant’s payment may be reduced by an amount the Company or an Affiliate deems necessary to satisfy its liability to withhold federal, state or local income taxes or other taxes due by reason of the exercise. Alternatively, the Company or an Affiliate may reduce compensation that is otherwise payable to Participant by the amount the Company or an Affiliate deems necessary to satisfy its liability to withhold federal, state or local income taxes or other taxes due by reason of the exercise.

6.           Adjustments and Change of Control. The number and type of shares subject to this SAR and the Exercise Price may be adjusted, or this SAR may be assumed, cancelled or otherwise changed, in the event of certain transactions, as provided in Section 14 of the Plan. Upon a change of control, as defined in the Plan, the Participant shall have the rights specified in Section 14 of the Plan.

7.           Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this SAR Agreement shall in no way be a waiver of such provision or of any other provision hereof.

8.           Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of the Plan are expressly incorporated into this Agreement by reference and in the event of any conflict between this Agreement and the Plan, the Plan shall govern. Any capitalized terms not defined herein will have the meanings given in the Plan. This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the Plan’s amendment provisions, and to such rules, regulations and interpretations relating to the Plan or this Agreement as are adopted by the Committee and in effect from time to time. By signing below, Participant agrees and accepts on behalf of himself or herself, and Participant’s heirs, legatees and legal representatives, that all decisions or interpretations of the Committee with respect to the Plan or this Agreement are binding, conclusive and final.

9.           Governing Law. This Agreement shall be governed by the internal laws of the state of Florida as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Any legal action or proceeding with respect to the Plan or this SAR may only be brought and determined in a court sitting in the County of Hillsborough, or the Federal District Court for the Middle District of Florida sitting in the County of Hillsborough, in the State of Florida. The Company may require that the action or proceeding be determined in a bench trial.

IN WITNESS WHEREOF, the parties have executed this Stock Appreciation Rights Agreement on the ___ day of ______________.

SUPERIOR GROUP OF COMPANIES, INC.:

By
Michael Benstock
Chief Executive Officer

PARTICIPANT:

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